Exhibit 3.3

HUDSON PACIFIC PROPERTIES, INC.

ARTICLES SUPPLEMENTARY

[    ]% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK

Hudson Pacific Properties, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by Article V of the charter of the Corporation (the “Charter”) and Section 2-208 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors and a duly-authorized committee thereof have classified and designated [                     ] of the authorized but unissued shares of preferred stock of the Corporation, par value $0.01 per share (“Preferred Stock”), as shares of a separate class of Preferred Stock, designated as “[    ]% Series B Cumulative Redeemable Preferred Stock,” with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as follows, which, upon any restatement of the Charter, shall be made a part of Article V of the Charter (or any successor provision thereto) with any necessary or appropriate changes to the enumeration or lettering of sections or subsections thereof:

[    ]% Series B Cumulative Redeemable Preferred Stock

(1) Designation and Number. A series of Preferred Stock, designated as the “[    ]% Series B Cumulative Redeemable Preferred Stock” (the “Series B Preferred Stock”), is hereby established. The par value of the Series B Preferred Stock is $0.01 per share. The number of shares of Series B Preferred Stock shall be [    ].

(2) Ranking. The Series B Preferred Stock will, with respect to rights to receive dividends and rights upon liquidation, dissolution or winding up of the affairs of the Corporation, rank (a) senior to all classes or series of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”) and any other Capital Stock (as defined in Section 6.1 of the Charter, which, for the avoidance of doubt, excludes any convertible debt securities), now or hereafter issued and outstanding, the terms of which provide that such Capital Stock ranks, as to the payment of dividends and amounts upon liquidation, dissolution or winding up, junior to such Series B Preferred Stock (“Junior Shares”); (b) on parity with any other classes or series of Capital Stock of the Corporation, now or hereafter issued and outstanding, other than the Capital Stock referred to in clauses (a) and (c), the terms of which specifically provide that such Capital Stock ranks on parity with the Series B Preferred Stock (“Parity Shares”); and (c) junior to any class or series of Capital Stock of the Corporation the terms of which specifically provide that such Capital Stock ranks senior to the Series B Preferred Stock.

(3) Dividends.

(a) Holders of the then outstanding shares of Series B Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative cash dividends per share of Series B Preferred Stock at the rate of [    ]% per annum of the $25.00 liquidation preference of each share of Series B Preferred Stock (equivalent to $[        ] per annum per share); provided, however, that if following a “Change of Control” (as hereinafter defined), either the Series B Preferred Stock (or any preferred stock of the surviving entity that is issued in exchange for the Series B Preferred Stock) or the common stock of the surviving entity, as applicable, is not listed on the New York Stock Exchange (“NYSE”) or quoted on the NASDAQ Stock Market (or listed or quoted on a successor exchange or quotation system), holders of the then outstanding shares of Series B Preferred Stock will be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative cash dividends per share of Series B Preferred Stock from, and including, the first date on which both the Change of Control has occurred and either the Series B Preferred Stock (or any preferred stock of the surviving entity that is issued in exchange for the Series B Preferred Stock) or the common stock of the surviving entity, as applicable, is not so listed or quoted, at the rate of [    ]% per annum of the $25.00 liquidation preference of each share of Series B Preferred Stock (equivalent to $[        ] per annum per share), for as long as either the Series B Preferred Stock (or any preferred stock of the surviving entity that is issued in exchange for the Series B Preferred Stock) or the common stock of the surviving entity, as applicable, is not so listed on the NYSE or quoted on the NASDAQ Stock Market (or listed or quoted on a successor exchange or quotation system) (the “Special Dividend Rate”).

(b) Dividends on each outstanding share of Series B Preferred Stock shall be cumulative from and including the first date on which any shares of Series B Preferred Stock are issued (the “Series B Original Issue Date”) or, with respect to the Special Dividend Rate, from, and including, the first date on which both a Change of Control has occurred and either the Series B Preferred Stock (or any preferred stock of the surviving entity that is issued in exchange for the Series B Preferred Stock) or the common stock of the surviving entity, as applicable, is not listed on the NYSE or quoted on the NASDAQ Stock Market (or listed or quoted on a successor exchange or quotation system), and shall be payable (i) for the period from the Series B Original Issue Date to December 31, 2010, on or about December 31, 2010, and (ii) for each quarterly distribution period thereafter, quarterly in equal amounts in arrears on or about the last calendar day of each March, June, September and December, commencing on or about March 31, 2011 (each such day being hereinafter called a “Series B Dividend Payment Date”) at the then applicable annual rate; provided, however, that if any Series B Dividend Payment Date falls on any day other than a Business Day (as defined in Section 6.1 of the Charter), the dividend which would otherwise have been payable on such Series B Dividend Payment Date shall be paid on the next succeeding Business Day with the same force and effect as if paid on such Series B Dividend Payment Date, and no interest or other sums shall accrue on the amount so payable from such Series B Dividend Payment Date to such next succeeding Business Day. Each dividend is payable to holders of record as they appear on the stock records of the

Corporation at the close of business on the record date, not exceeding 30 days preceding the applicable Series B Dividend Payment Date, as shall be fixed by the Board of Directors. Notwithstanding any provision to the contrary contained herein, the dividend payable on each share of Series B Preferred Stock outstanding on any record date for the determination of holders of Series B Preferred Stock entitled to receive any dividend thereon shall be equal to the dividend paid with respect to each other share of Series B Preferred Stock that is outstanding on such record date. Dividends shall accumulate from the Series B Original Issue Date or the most recent Series B Dividend Payment Date to which dividends have been paid, whether or not there shall be funds legally available for the payment of such dividends, whether the Corporation has earnings or whether such dividends are authorized. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock that may be in arrears. Holders of the Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Series B Preferred Stock. Dividends payable on the Series B Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series B Preferred Stock for each full dividend period will be computed by dividing the applicable annual dividend rate by four. Notwithstanding the foregoing, after full cumulative distributions on the outstanding Series B Preferred Stock have been paid with respect to a dividend period, the holders of all Series B Preferred Stock will not be entitled to any further distributions with respect to that dividend period.

(c) No dividends on the Series B Preferred Stock shall be authorized by the Board of Directors or declared, paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(d) So long as any shares of Series B Preferred Stock are outstanding, no dividends or other distributions, except as described in the immediately following sentence, shall be declared, paid or set apart for payment on any class or series of Parity Shares for any period unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Stock for all prior dividend periods. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon the Series B Preferred Stock and all dividends authorized and declared upon any class or series of Parity Shares shall be authorized and declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series B Preferred Stock and such Parity Shares.

(e) So long as any shares of Series B Preferred Stock are outstanding, no dividends or other distributions (other than dividends or distributions paid solely in Junior Shares or in options, warrants or rights to subscribe for or purchase any Junior Shares) shall be declared or paid or set apart for payment with respect to any Junior Shares, nor shall any Junior

Shares be redeemed, purchased or otherwise acquired for any consideration, or any monies be paid to or made available for a sinking fund for the redemption of any such shares, by the Corporation, directly or indirectly (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Corporation or any subsidiary thereof, a conversion into or exchange for Junior Shares or options, warrants or rights to subscribe for or purchase Junior Shares or a purchase or redemption pursuant to Article VI of the Charter or Section 8 below), unless in each case full cumulative dividends on all outstanding shares of Series B Preferred Stock for all past dividend periods shall have been paid or set apart for payment.

(f) Any dividend payment made on the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(g) A “Change of Control” shall be deemed to have occurred at such time as (i) the date a “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) becomes the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing more than 50% of the total voting power of the Corporation’s total voting stock; (ii) the date the Corporation sells, transfers or otherwise disposes of all or substantially all of its assets; or (iii) the date of the consummation of a merger or statutory share exchange of the Corporation with another entity where (A) the Corporation’s stockholders immediately prior to the merger or statutory share exchange would not beneficially own, immediately after the merger or statutory share exchange, shares representing 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate group vote) to which all stockholders of the corporation issuing cash or securities in the merger or statutory share exchange would be entitled in the election of directors, or where (B) the Corporation’s directors immediately prior to the merger or statutory share exchange would not immediately after the merger or statutory share exchange constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or statutory share exchange. As used herein, the term “dividend” does not include dividends payable solely in Junior Shares on Junior Shares, or in options, warrants or rights to holders of Junior Shares to subscribe for or purchase any Junior Shares.

(h) Except as provided herein, the Series B Preferred Stock shall not be entitled to participate in the earnings or assets of the Corporation.

As used herein, the term “voting stock” shall mean stock of any class or kind having the power to vote generally in the election of directors.

(4) Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation shall be made to or set apart for the holders of any Junior Shares, the holders of the Series B Preferred Stock shall be entitled to receive $25.00 per share (the “Liquidation Preference”), plus an amount per share equal to all dividends (whether or not earned or declared) accumulated and unpaid thereon to, but not including, the date of final distribution to such holders; and such holders of Series B Preferred Stock shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series B Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series B Preferred Stock and any such Parity Shares ratably in accordance with the respective amounts that would be payable on such Series B Preferred Stock and any such Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, none of (i) a consolidation or merger of the Corporation with one or more entities, (ii) a statutory share exchange or (iii) a sale or transfer of all or substantially all of the Corporation’s assets shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

(b) Subject to the rights of the holders of Parity Shares, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series B Preferred Stock, as provided in Section 4(a), holders of any class or series of Junior Shares shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Stock shall not be entitled to share therein.

(5) Optional Redemption.

(a) Except pursuant to Article VI of the Charter or Section 5(f) below or as otherwise permitted by paragraph (b) below, the Series B Preferred Stock shall not be redeemable by the Corporation prior to December [    ], 2015. On or after December [    ], 2015, the Corporation, at its option, upon giving notice as provided below, may redeem the Series B Preferred Stock, in whole, at any time, or in part, from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends on the Series B Preferred Stock (whether or not declared), to, but not including, the redemption date (the “Regular Series B Redemption Right”).

(b) If at any time following a Change of Control (as defined in Section 3(g) above), either the Series B Preferred Stock (or any preferred stock of the surviving entity that is issued in exchange for the Series B Preferred Stock) or the common stock of the surviving entity, as applicable, is not listed on the NYSE or quoted on the NASDAQ Stock Market (or listed or quoted on a successor exchange or quotation system), the Corporation will have the option, upon giving notice as provided below, to redeem the Series B Preferred Stock, in whole but not in part, within 90 days after the first date on which both the Change of Control has occurred and the Series B Preferred Stock is not so listed or quoted, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends on the

Series B Preferred Stock (whether or not declared), to, but not including, the redemption date (the “Special Series B Redemption Right”).

(c) The following provisions set forth the procedures for redemption pursuant to the Regular Series B Redemption Right.

(i) A notice of redemption (which may be contingent on the occurrence of a future event) shall be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of the Series B Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred Stock may be listed or admitted to trading, each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series B Preferred Stock to be redeemed and, if fewer than all the shares of Series B Preferred Stock held by such holder are to be redeemed, the number of such shares of Series B Preferred Stock to be redeemed from such holder or the method for determining such number; (iv) the place or places where the shares of Series B Preferred Stock are to be surrendered for payment, together with the certificates, if any, representing such shares and any other documents required in connection with the redemption; and (v) that dividends on the shares of Series B Preferred Stock to be redeemed will cease to accrue on such redemption date except as otherwise provided herein.

(ii) At its election, the Corporation, prior to a redemption date, may irrevocably set aside and deposit the redemption price (including all accumulated and unpaid dividends to, but not including, the redemption date) of the Series B Preferred Stock so called for redemption with a bank or trust company, in which case the redemption notice to holders of the Series B Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates evidencing such shares, if any, at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid dividends to the redemption date). Subject to applicable unclaimed property laws, any monies so deposited which remain unclaimed by the holders of the Series B Preferred Stock at the end of two years after the redemption date shall be returned by such bank or trust company to the Corporation.

(iii) If fewer than all the outstanding shares of the Series B Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata (as nearly as practicable without creating fractional shares) or by any other equitable method the Corporation may choose.

(iv) Except as described in the immediately following sentence, upon any redemption of Series B Preferred Stock, the Corporation shall pay any accumulated and unpaid dividends to, but not including, the redemption date. If a redemption date falls after a record date for the determination of holders of Series B Preferred Stock entitled to receive any dividend payment and prior to the corresponding Series B Dividend Payment Date, then the holders at the close of business on such record date of shares of Series B Preferred Stock called for redemption shall be entitled to receive the dividend payable on such shares of Series B Preferred Stock on the corresponding Series B Dividend Payment Date notwithstanding the redemption of such shares of Series B Preferred Stock before such Series B Dividend Payment Date. Except as provided in this Section 5(c)(iv) or in Section 5(d)(iii), the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any shares of Series B Preferred Stock called for redemption.

(v) If full cumulative dividends on the Series B Preferred Stock for all past dividend periods have not been declared and paid or declared and set apart for payment, except pursuant to Article VI of the Charter or Section 5(f) below, the Corporation may not purchase, redeem or otherwise acquire shares of Series B Preferred Stock in part or any Parity Shares other than in exchange for Junior Shares or Parity Shares or in exchange for options, warrants or rights to subscribe for or purchase any Junior Shares or Parity Shares.

(vi) On and after the date fixed for redemption, provided that the Corporation has made available at the office of the registrar and transfer agent (or the bank or trust company pursuant to Section 5(c)(ii)) for the Series B Preferred Stock a sufficient amount of cash to effect the redemption (or, if no such registrar and transfer agent (or no bank or trust company) is appointed, has delivered to the holders of record of the outstanding shares of Series B Preferred Stock a check in the amount of the redemption price payable to such holders), dividends will cease to accumulate on the shares of Series B Preferred Stock called for redemption (except that, in the case of a redemption date that falls after a record date for the determination of holders of Series B Preferred Stock entitled to receive any dividend payment and prior to the corresponding Series B Dividend Payment Date, the holders on such record date of shares of Series B Preferred Stock called for redemption shall be entitled to receive the dividend payable on such shares of Series B Preferred Stock on the corresponding Series B Dividend Payment Date in accordance with Section 5(c)(iv)), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series B Preferred Stock shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

(d) The following provisions set forth the procedures for redemption pursuant to the Special Series B Redemption Right.

(i) A notice of redemption (which may be contingent on the occurrence of a future event) shall be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of the Series B Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series B Preferred Stock may be listed or admitted to trading, each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the place or places where the shares of series B preferred stock are to be surrendered for payment, together with the certificates, if any, representing such shares and any other documents required in connection with the redemption; and (iv) that dividends on the shares to be redeemed will cease to accrue on such redemption date except as otherwise provided herein.

(ii) At its election, the Corporation, prior to a redemption date, may irrevocably set aside and deposit the redemption price (including all accumulated and unpaid dividends to, but not including, the redemption date) of the Series B Preferred Stock so called for redemption with a bank or trust company, in which case the redemption notice to holders of the Series B Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates evidencing such shares, if any, at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid dividends to the redemption date). Subject to applicable unclaimed property laws, any monies so deposited which remain unclaimed by the holders of the Series B Preferred Stock at the end of two years after the redemption date shall be returned by such bank or trust company to the Corporation.

(iii) Except as described in the immediately following sentence, upon the redemption of Series B Preferred Stock, the Corporation shall pay any accumulated and unpaid dividends to, but not including, the redemption date. If the redemption date falls after a record date for the determination of holders of Series B Preferred Stock entitled to receive any dividend payment and prior to the corresponding Series B Dividend Payment Date, then the holders of shares of Series B Preferred Stock at the close of business on such record date shall be entitled to receive the dividend payable on such shares of Series B Preferred Stock on the corresponding Series B Dividend Payment Date notwithstanding the redemption of such shares of Series B Preferred Stock before such Series B Dividend Payment Date. Except as provided in this Section 5(d)(iii), the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any shares of Series B Preferred Stock called for redemption.

(iv) If full cumulative dividends on the Series B Preferred Stock for all past dividend periods have not been declared and paid or declared and set apart for payment, except pursuant to Article VI of the Charter or Section 5(f) below, the Corporation may not purchase, redeem or otherwise acquire shares of Series B Preferred Stock or any Parity Shares other than in exchange for Junior Shares or Parity

Shares or in exchange for options, warrants or rights to subscribe for or purchase any Junior Shares or Parity Shares.

(v) On and after the date fixed for redemption, provided that the Corporation has made available at the office of the registrar and transfer agent (or the bank or trust company pursuant to Section 5(d)(ii)) a sufficient amount of cash to effect the redemption (or, if no such registrar and transfer agent (or no bank or trust company) is appointed, has delivered to the holders of record of the outstanding shares of Series B Preferred Stock a check in the amount of the redemption price payable to such holders), dividends will cease to accumulate on the shares of Series B Preferred Stock called for redemption (except that, in the case of a redemption date that falls after a record date for the determination of holders of Series B Preferred Stock entitled to receive any dividend payment and prior to the corresponding Series B Dividend Payment Date, the holders on such record date of shares of Series B Preferred Stock shall be entitled to receive the dividend payable on such shares on the corresponding Series B Dividend Payment Date in accordance with Section 5(d)(iii)), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series B Preferred Stock shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

(e) Any shares of Series B Preferred Stock that shall at any time have been redeemed, repurchased or otherwise reacquired by the Corporation shall, after such redemption, repurchase or other reacquisition, have the status of authorized but unissued Preferred Stock, without further designation as to class or series, until such shares are reclassified by the Board of Directors.

(f) In accordance with Article VI of the Charter and Section 8(d) below, shares of Series B Preferred Stock shall be redeemable to preserve the status of the Corporation as a REIT for United States federal income tax purposes. In the event of any redemption of shares of Series B Preferred Stock pursuant to Section 6.2.2 of the Charter or Section 8(d) below, such redemption shall be made in accordance with the terms and conditions set forth in Section 5(c) above. If the Corporation calls for the redemption of any shares of Series B Preferred Stock pursuant to and in accordance with this Section 5(f), then the redemption price for such shares will be an amount in cash equal to $25.00 per share plus any accumulated and unpaid dividends on the Series B Preferred Stock (whether or not declared), to, but not including, the redemption date.

(6) Voting Rights. Except as otherwise set forth herein, the Series B Preferred Stock shall not have any voting rights, and the consent or approval of the holders thereof shall not be required for the taking of any corporate action.

(a) If and whenever six quarterly dividends (whether or not consecutive) payable on the Series B Preferred Stock are in arrears, whether or not earned or declared, the number of directors of the Corporation will be increased automatically by two (unless the number of directors has previously been so increased pursuant to the terms of any class or series of Parity Shares upon which like voting rights have been conferred and are exercisable (the “Voting Preferred Shares”) and with which the holders of Series B Preferred Stock are entitled to vote together as a single class in the election of Preferred Directors (as defined below)) and the holders of Series B Preferred Stock, voting together as a single class with the holders of any other class or series of Voting Preferred Shares with which the holders of Series B Preferred Stock are entitled to vote together as a single class in the election of Preferred Directors, will have the right to elect two directors at an annual meeting of stockholders or a properly called special meeting of the holders of our series B preferred stock and such Voting Preferred Shares and at each subsequent annual meeting of stockholders (the “Preferred Directors”), until all such dividends and dividends for the then current quarterly period on the Series B Preferred Stock have been paid or declared and set aside for payment in full. Whenever all such dividends on the shares of Series B Preferred Stock then outstanding have been paid in full or declared and set apart for payment in full, and full dividends on the shares of Series B Preferred Stock then outstanding for the then current quarterly dividend period have been paid in full or declared and set apart for payment in full, then the right of the holders of the Series B Preferred Stock to elect Preferred Directors will cease and, unless Voting Preferred Shares of any class or series for which the right to vote in the election of Preferred Directors remains exercisable remain outstanding, the terms of office of the Preferred Directors will terminate automatically and the number directors of the Corporation will be reduced automatically by two; provided, however, the right of the holders of the Series B Preferred Stock to elect Preferred Directors will again vest if and whenever dividends are in arrears for six quarterly periods, as described above. If the rights of holders of shares of Series B Preferred Stock to elect Preferred Directors have terminated in accordance with this Section 6(a) after any record date for the determination of holders of shares of Series B Preferred Stock entitled to vote in any election of Preferred Directors but before the closing of the polls in such election, holders of shares of Series B Preferred Stock outstanding as of such record date shall not be entitled to vote in such election of Preferred Directors. However, the right of the holders of Series B Preferred Stock to elect the additional directors will again vest if and whenever dividends are in arrears for six quarterly periods, as described above. In no event shall the holders of Series B Preferred Stock be entitled to nominate or elect an individual as a director, and no individual shall be qualified to be nominated for election or to serve as a director, if such individual’s service as a director would cause the Corporation to fail to satisfy a requirement relating to director independence of any national securities exchange on which any class or series of the Corporation’s stock is listed.

(b) Preferred Directors shall be elected by a plurality of the votes cast in the election of such directors, and each Preferred Director will serve until the next annual meeting of the Corporation’s stockholders and until his or her successor is duly elected and qualifies, or until such Preferred Director’s term of office terminates earlier in accordance with Section 6(a). Holders of outstanding shares of Series B Preferred Stock will be entitled to cast one vote per $25.00 of liquidation preference to which such shares are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends), for as many individuals as there are Preferred Directors to be elected. Any Preferred Director may be removed at any time, and may be removed only, by the affirmative vote of the holders of a majority of the aggregate outstanding shares of Series B Preferred Stock and Voting Preferred Shares of all classes and series with which the holders of Series B Preferred Stock are entitled to vote together as a single class in the election of Preferred Directors. At any time that holders of Series B Preferred Stock are entitled to vote in the election of Preferred

Directors, holders of Series B Preferred Stock shall be entitled to vote in the election of a successor to fill a vacancy on the Board of Directors that results from the removal of a Preferred Director.

(c) At any time that holders of outstanding shares of Series B Preferred Stock are entitled to elect Preferred Directors pursuant to Section 6(a) and two Preferred Directors are not then serving, upon the written request of the holders of record of at least 10% of the outstanding shares of Series B Preferred Stock and Voting Preferred Shares of all classes and series with which the holders of Series B Preferred Stock are entitled to vote together as a single class with respect to the election of Preferred Directors, the secretary of the Corporation shall call a special meeting of stockholders of the Corporation for the purpose of electing Preferred Directors, unless such request is received less than 90 days before the date fixed for the next annual meeting of the Corporation’s stockholders, in which case, the Preferred Directors may be elected at such annual meeting or at a separate special meeting.

(d) So long as any shares of Series B Preferred Stock are outstanding, the approval of two-thirds of the votes entitled to be cast by the holders of outstanding shares of Series B Preferred Stock, voting together as a single class with the holders of all outstanding and similarly-affected Parity Shares of any class or series upon which like voting rights have been conferred and with which holders of Series B Preferred Stock are entitled to vote together as a single class on such matters, is required (i) to amend, alter or repeal any provisions of the Charter (including these Articles Supplementary), whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the Series B Preferred Stock, unless in connection with any such amendment, alteration or repeal, the Series B Preferred Stock remains outstanding without the terms thereof being materially and adversely affected or is converted into or exchanged for preferred equity interests in the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof that are substantially similar to those of the Series B Preferred Stock (taking into account that the Corporation may not be the surviving entity), or (ii) to authorize, create, or increase the authorized number of shares of any class or series of Capital Stock having rights senior to the Series B Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up. . Notwithstanding anything contrary contained herein, the voting powers, rights or preferences the Series B Preferred Stock shall not be deemed to be materially and adversely affected by, and the holders of shares of Series B Preferred Stock shall not be entitled to vote with respect to, (A) any amendment to the Charter increasing or decreasing the total number of authorized shares of stock of all classes and series, Common Stock or Preferred Stock without further designation as to class or series, (B) any issuance, classification, reclassification or amendment to the Charter increasing or decreasing the number of authorized but unissued shares of Series B Preferred Stock or (C) any issuance, classification, reclassification or amendment to the Charter increasing or decreasing the number of authorized shares of Parity Shares or Junior Shares of any class or series.

(e) So long as any shares of Series B Preferred Stock remain outstanding, the holders of shares of Series B Preferred Stock, voting together as a single class with the holders of all outstanding and similarly-affected Parity Shares of any class or series upon which like voting rights have been conferred and with which holders of Series B Preferred Stock are entitled to vote together as a single class on such amendments, will have the exclusive right to vote on any amendment to the Charter on which holders of Series B Preferred Stock are entitled to vote pursuant to Section 6(d) above and that would alter only the contract rights, as expressly set forth in the Charter, of the Series B Preferred Stock and such other class(es) and series of Parity Shares, and the holders of any other class(es) or series of Capital Stock will not be entitled to vote on such an amendment.

(f) Holders of Series B Preferred Stock shall not be entitled to vote if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust or made available at the office of the registrar and transfer agent for the Series B Preferred Stock to effect such redemption.

(g) In any matter in which the Series B Preferred Stock may vote (as expressly provided herein), each share of Series B Preferred Stock shall entitle the holder thereof to cast one vote per $25.00 of liquidation preference (excluding amounts with respect to accumulated and unpaid dividends).

(7) Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series B Preferred Stock are outstanding, the Corporation will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series B Preferred Stock, as their names and addresses appear in the record books of the Corporation and without cost to such holders, copies of the annual reports and quarterly reports that the Corporation would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any prospective holder of Series B Preferred Stock. The Corporation will mail (or otherwise provide) the information to the holders of Series B Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the Securities and Exchange Commission if the Corporation were subject to Section 13 or 15(d) of the Exchange Act.

(8) Restrictions on Ownership and Transfer.

(a) Definitions. For the purposes of this Section 8, all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Charter. The following terms shall have the following meanings:

“Series B Charitable Beneficiary” shall mean one or more beneficiaries of the Series B Trust as determined pursuant to Section 8(c)(vi), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Series B Excepted Holder” shall mean a stockholder of the Corporation for whom a Series B Excepted Holder Limit is created by the Board of Directors pursuant to Section 8(i).

“Series B Excepted Holder Limit” shall mean for each Series B Excepted Holder, the limit established by the Board of Directors pursuant to Section 8(i), which limit may be expressed, in the discretion of the Board of Directors, as a percentage and/or number of shares of Series B Preferred Stock, provided that the affected Series B Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 8(i) and subject to adjustment pursuant to Section 8(i).

“Series B Initial Date” shall mean the Series B Original Issue Date.

“Series B Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 8(b), would Beneficially Own or Constructively Own shares of Series B Preferred Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Series B Prohibited Owner would have so owned.

“Series B Preferred Stock Ownership Limit” shall mean 9.8% (in value or in number of shares, whichever is more restrictive, and subject to adjustment from time to time by the Board of Directors in accordance with Section 8(i)(ii)) of the outstanding shares of Series B Preferred Stock of the Corporation, excluding any such outstanding Series B Preferred Stock which is not treated as outstanding for federal income tax purposes. Notwithstanding the foregoing, for purposes of determining the percentage ownership of Series B Preferred Stock by any Person, shares of Series B Preferred Stock that are treated as Beneficially Owned or Constructively Owned by such Person shall be deemed to be outstanding. The number and value of shares of outstanding Series B Preferred Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

“Series B Trust” shall mean any trust provided for in Section 8(c) below.

“Series B Trustee” shall mean the Person unaffiliated with the Corporation and a Series B Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Series B Trust.

(b) Restriction on Ownership and Transfers.

(i) During the period commencing on the Series B Initial Date and prior to the Restriction Termination Date, but subject to Section 8(l), (1) no Person, other than a Series B Excepted Holder, shall Beneficially Own or Constructively Own shares of Series B Preferred Stock in excess of the Series B Preferred Stock Ownership Limit and (2) no Series B Excepted Holder shall Beneficially Own or Constructively Own shares of Series B Preferred Stock in excess of the Series B Excepted Holder Limit for such Series B Excepted Holder.

(ii) If any Transfer of shares of Series B Preferred Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Series B Preferred Stock in violation of Section 8(b)(i), (A) then that number of shares of the Series B Preferred Stock, the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate such provisions (rounded up to the nearest whole share) shall be automatically transferred to a Series B Trust for the benefit of a Series B Charitable Beneficiary, as described in Section 8(c), effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or (B) if the transfer to the Series B Trust described in clause (A) of this sentence would not be effective for any reason to prevent the violation of Section 8(b)(i), then the Transfer of that number of shares of Series B Preferred Stock that otherwise would cause any Person to violate such provisions shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Series B Preferred Stock.

(c) Transfers of Series B Preferred Stock in Series B Trust.

(i) Upon any purported Transfer or other event described in Section 8(b)(ii) that would result in a transfer of shares of Series B Preferred Stock to a Series B Trust, such shares of Series B Preferred Stock shall be deemed to have been transferred to the Series B Trustee as trustee of a Series B Trust for the exclusive benefit of one or more Series B Charitable Beneficiaries. Such transfer to the Series B Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Series B Trust pursuant to Section 8(b)(ii). The Series B Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Series B Prohibited Owner. Each Series B Charitable Beneficiary shall be designated by the Corporation as provided in Section 8(c)(vi).

(ii) Shares of Series B Preferred Stock held by the Series B Trustee shall be issued and outstanding shares of Series B Preferred Stock of the Corporation. The Series B Prohibited Owner shall have no rights in the shares held by the Series B Trustee. The Series B Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Series B Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Series B Trust. The Series B Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such Series B Preferred Stock.

(iii) The Series B Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Series B Preferred Stock held in the Series B Trust, which rights shall be exercised for the exclusive benefit of the Series B Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Series B Preferred Stock have been transferred to the Series B Trustee shall be paid by the recipient of such dividend or other distribution to the Series B Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Series B Trustee. Any dividend or distribution so paid to the Series B Trustee shall be held in trust for the Series B Charitable Beneficiary. The Series B Prohibited Owner shall have no voting rights with respect to shares held in the Series B Trust and, subject to Maryland law, effective as of the date that the shares of Series B Preferred Stock have been transferred to the Series B Trustee, the Series B Trustee shall have the authority (at the Series B Trustee’s sole and absolute discretion) (A) to rescind as void any vote cast by a Series B Prohibited Owner prior to the discovery by the Corporation that the shares of Series B Preferred Stock have been transferred to the Series B Trustee and (B) to recast such vote in accordance with the desires of the Series B Trustee acting for the benefit of the Series B Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Series B Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Section 8, until the Corporation has received notification that shares of Series B Preferred Stock have been transferred into a Series B Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

(iv) Within 20 days of receiving notice from the Corporation that shares of Series B Preferred Stock have been transferred to the Series B Trust, the Series B Trustee of the Series B Trust shall sell the shares held in the Series B Trust to a person or persons, designated by the Series B Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 8(b)(i). Upon such sale, the interest of the Series B Charitable Beneficiary in the shares sold shall terminate and the Series B Trustee shall distribute the net proceeds of the sale to the Series B Prohibited Owner and to the Series B Charitable Beneficiary as provided in this Section 8(c)(iv). The Series B Prohibited Owner shall receive the lesser of (A) the price paid by the Series B Prohibited Owner for the shares or, if the Series B Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Series B Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Series B Trust and (B) the price per share received by the Series B Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Series B Trust. The Series B Trustee shall reduce the amount payable to the Series B Prohibited Owner by the amount of dividends and other distributions which have been paid to the Series B Prohibited Owner and are owed by the Series B Prohibited Owner to the Series B Trustee pursuant to Section 8(c)(iii). Any net sales proceeds in excess of the amount payable to the Series B Prohibited Owner shall be immediately paid to the Series B Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Series B Preferred Stock have been transferred to the Series B Trustee, such shares are sold by a Series B Prohibited Owner, then (A) such shares shall be deemed to have been sold on behalf of the Series B Trust and (B) to the extent that the Series B Prohibited Owner received an amount for such shares that exceeds the amount that such Series B Prohibited Owner was entitled to receive pursuant to this Section 8(c)(iv), such excess shall be paid to the Series B Trustee upon demand.

(v) Shares of Series B Preferred Stock transferred to the Series B Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (A) the price per share in the transaction that resulted in such transfer to the Series B Trust (or, in the case of a devise, gift or other transaction, the Market Price at the time of such devise, gift or other transaction) and (B) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall reduce the amount payable to the Series B Prohibited Owner by the amount of dividends and distributions which has been paid to the Series B Prohibited Owner and are owed by the Series B Prohibited Owner to the Series B Trustee pursuant to Section 8(c)(iii). The Corporation shall pay the amount of such reduction to the Series B Trustee for the benefit of the Series B Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Series B Trustee has sold the shares held in the Series B Trust pursuant to Section 8(c)(iv). Upon such a sale to the Corporation, the interest of the Series B Charitable Beneficiary in the shares sold shall terminate and the Series B Trustee shall distribute the net proceeds of the sale to the Series B Prohibited Owner.

(vi) By written notice to the Series B Trustee, the Corporation shall designate one or more nonprofit organizations to be the Series B Charitable Beneficiary of the interest in the Series B Trust such that the shares of Series B Preferred Stock held in the Series B Trust would not violate the restrictions set forth in Section 8(b)(i) in the hands of such Series B Charitable Beneficiary. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Series B Trustee before the automatic transfer provided for in Section 8(b)(ii) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

(d) Remedies For Breach. If the Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 8(b) or that a Person intends or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Series B Preferred Stock in violation of Section 8(b) (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable, in its sole and absolute discretion, to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares of Series B Preferred Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 8(b)(i) shall automatically result in the transfer to the Series B Trust described above, or, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non action) by the Board of Directors or a committee thereof.

(e) Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Series B Preferred

Stock that will or may violate Section 8(b) or any Person who would have owned shares of Series B Preferred Stock that resulted in a transfer to the Series B Trust pursuant to the provisions of Section 8(b)(ii) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

(f) Owners Required To Provide Information. From the Series B Initial Date and prior to the Restriction Termination Date, (i) every owner of five percent or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Series B Preferred Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Series B Preferred Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide promptly to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Series B Preferred Stock Ownership Limit; and (ii) each Person who is a Beneficial or Constructive Owner of shares of Series B Preferred Stock and each Person (including the stockholder of record) who is holding shares of Series B Preferred Stock for a Beneficial or Constructive Owner shall, on demand, provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

(g) Remedies Not Limited. Subject to Section 4.7 of the Charter, nothing contained in this Section 8 (but subject to Section 8(l)) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

(h) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 8, including any definition contained in Section 8(a) or any defined term used in this Section 8 but defined in the Charter, the Board of Directors shall have the power to determine the application of the provisions of this Section 8 with respect to any situation based on the facts known to it. In the event this Section 8 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Section 8. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 8(b)) acquired Beneficial or Constructive Ownership of shares of Series B Preferred Stock in violation of Section 8(b)(i), such remedies (as applicable) shall apply first to the shares of Series B Preferred Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Series B Preferred Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Series B

Preferred Stock based upon the relative number of the shares of Series B Preferred Stock held by each such Person.

(i) Exceptions.

(i) Subject to Section 6.2.1(a)(ii) of the Charter, the Board of Directors of the Corporation, in its sole and absolute discretion, may exempt (prospectively or retroactively) a Person from the Series B Preferred Stock Ownership Limit or may establish or increase a Series B Excepted Holder Limit for such Person if: (A) the Board of Directors determines, based on such representations and undertakings from such Person to the extent required by the Board of Directors and as are reasonably necessary to ascertain, that such exemption will not cause any Individual’s Beneficial Ownership of shares of Capital Stock to violate the Aggregate Stock Ownership Limit; and (B) the Board of Directors determines that such Person does not and will not Constructively Own an interest in a tenant of the Corporation (or a tenant of any entity directly or indirectly owned, in whole or in part, by the Corporation) that would cause the Corporation to Constructively Own more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant, and the Board of Directors obtains such representations and undertakings from such Person to the extent required by the Board of Directors as are reasonably necessary to ascertain this fact (for this purpose, in the Board of Director’s sole and absolute discretion, a tenant from whom the Corporation (or an entity directly or indirectly owned, in whole or in part, by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors of the Corporation, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT shall not be treated as a tenant of the Corporation).

(ii) Subject to Section 6.2.1(a)(ii) of the Charter and the rest of this Section 8(i)(ii), the Board of Directors may, in its sole and absolute discretion, from time to time increase or decrease the Series B Preferred Stock Ownership Limit for one or more Persons; provided, however, that a decreased Series B Preferred Stock Ownership Limit will not be effective for any Person who Beneficially Owns or Constructively Owns, as applicable, shares of Series B Preferred Stock in excess of such decreased Series B Preferred Stock Ownership Limit at the time such limit is decreased, until such time as such Person’s Beneficial Ownership or Constructive Ownership of shares of Series B Preferred Stock, as applicable, equals or falls below the decreased Series B Preferred Stock Ownership Limit, but any further acquisition of shares of Series B Preferred Stock or increased Beneficial Ownership or Constructive Ownership of shares of Series B Preferred Stock will be in violation of the Series B Preferred Stock Ownership Limit and, provided further, that the new Series B Preferred Stock Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49% in value of the outstanding Capital Stock.

(iii) The Board of Directors may only reduce the Series B Excepted Holder Limit for a Series B Excepted Holder: (1) with the written consent of such Series B Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Series B Excepted Holder in connection with the establishment of the Series B Excepted Holder Limit for that Series B Excepted Holder. No Series B Excepted Holder Limit shall be reduced to a percentage that is less than the Series B Preferred Stock Ownership Limit.

(iv) Prior to granting any exception pursuant to Section 8(i)(i) above, the Board of Directors of the Corporation may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole and absolute discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(v) Subject to Section 6.2.1(a)(ii) of the Charter, an underwriter which participates in a public offering or a private placement of Series B Preferred Stock (or securities convertible into or exchangeable for Series B Preferred Stock) may Beneficially Own or Constructively Own shares of Series B Preferred Stock (or securities convertible into or exchangeable for Series B Preferred Stock) in excess of the Series B Preferred Stock Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

(j) Legends. Each certificate for Series B Preferred Stock shall bear substantially the following legend in addition to any legends required to comply with federal and state securities laws:

“The shares of Series B Preferred Stock represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Corporation’s maintenance of its status as a Real Estate Investment Trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, no Person may Beneficially or Constructively Own shares of the Corporation’s Series B Preferred Stock in excess of 9.8% (in value or number of shares) of the outstanding shares of Series B Preferred Stock of the Corporation unless such Person is a Series B Excepted Holder (in which case the Series B Excepted Holder Limit shall be applicable). Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Series B Preferred Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Series B Preferred Stock in excess or in violation of the above limitations must immediately notify the Corporation. If the restrictions on transfer or ownership set forth above are violated, the shares of Series B Preferred Stock represented hereby will be automatically transferred to a Series B Trustee of a Series B Trust for the benefit of one or more Series B Charitable Beneficiaries. In addition, the Corporation may take other actions, including redeeming shares upon the terms and conditions specified by the Board of Directors in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Series B Preferred Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its Principal Office.”

Instead of the foregoing legend, a certificate may state that the Corporation will furnish a full statement about certain restrictions on ownership and transfer of the shares to a stockholder on request and without charge.

(k) Severability. If any provision of this Section 8 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

(l) NYSE. Nothing in this Section 8 shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Section 8 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 8.

(9) No Right of Conversion. The Series B Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

SECOND: The shares of Series B Preferred Stock have been classified and designated by the Board of Directors under the authority contained in Article V of the Charter.

THIRD: These Articles Supplementary shall become effective at the time the SDAT accepts these Articles Supplementary for record.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: The undersigned Chairman and Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chairman and Chief Executive Officer of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its President and Secretary on this [    ] day of December, 2010.

HUDSON PACIFIC PROPERTIES, INC.:

By:

Name:	Victor J. Coleman
Title:	Chairman and Chief Executive Officer

ATTEST:

Name:	Howard S. Stern
Title:	President and Secretary

(Series B Preferred Stock Articles Supplementary Signature Page)